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                                                                    Exhibit 99.3





                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders
Big Lake Financial Corporation and Subsidiary
Okeechobee, Florida

We have audited the consolidated balance sheet of Big Lake Financial Corporation and Subsidiary (the "Company") as of December 31, 2001, and the related consolidated statements of earnings, cash flows, and stockholders' equity for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, certain adjustments were made in 2002 to restate the 2001 financial statements. We have not audited these adjustments.


/s/ Stevens, Powell & Company, P.A.


Jacksonville, Florida
January 11, 2002 (except for Note 17, as to which the date is January 10, 2003)